Exhibit 99.1

Poniard Pharmaceuticals Announces Plan for Voluntary Prepayment of Term Loan

and Transfer to Nasdaq Capital Market

SOUTH SAN FRANCISCO, Calif. — December 16, 2010 — Poniard Pharmaceuticals, Inc. (Nasdaq: PARD), a biopharmaceutical company focused on innovative oncology therapies, today announced that it has provided notice of voluntary prepayment of its senior secured loan facility to GE Business Financial Services Inc. and Silicon Valley Bank. The Company expects to pay the approximately $12.3 million balance on the facility, including interest and other fees payable under the loan agreement, prior to year-end. Once repaid, all covenants and restrictions related to the facility will lift, including lender consent requirements restricting certain asset sales, mergers and acquisition transactions and financial covenants requiring the Company to maintain a minimum amount of unrestricted cash.

The Company also announced today that it received approval from the Nasdaq Stock Market Listing Qualifications Staff to transfer the listing of its common stock from The Nasdaq Global Market to The Nasdaq Capital Market.  This transfer will be effective at the opening of business on Friday, December 17, 2010, and the Company’s common stock will continue to trade under the symbol “PARD.”  The Nasdaq Capital Market is a continuous trading market that operates in substantially the same manner as The Nasdaq Global Market.  All companies listed on The Nasdaq Capital Market must meet certain financial requirements and comply with Nasdaq’s corporate governance requirements.

“The steps taken today serve to free up capital and assets as well as maintain the continued liquidity of our common stock and Nasdaq listing status as we continue our ongoing review of strategic alternatives aimed at optimizing the value of the Company and of our lead program, picoplatin,” said Ronald A. Martell, chief executive officer of Poniard Pharmaceuticals. “We continue to work diligently toward a successful outcome to this strategic initiative.”

As previously reported on July 22, 2010, Poniard received notification from the Nasdaq Listing Qualifications Staff that the Company is not in compliance with Nasdaq Listing Rule 5450(a)(1), which requires that listed companies maintain a minimum bid price of $1.00 per share. The Company was provided 180 calendar days, or until January 18, 2011, to regain compliance with Nasdaq’s minimum bid price requirement. Upon transfer to The Nasdaq Capital Market, the Company will be afforded the remainder of this compliance period. In order to demonstrate compliance with the minimum bid price requirement, the closing bid price of the Company’s common stock must be at least $1.00 per share for a minimum of 10 consecutive business days.

If compliance with the $1.00 bid price requirement cannot be demonstrated by January 18, 2011, the Company may be eligible for an additional compliance period if it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement. Additionally, the Company must provide written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. Nasdaq will review the Company and, if eligible, will grant the additional compliance period. However, if it appears that the Company will not be able to cure the deficiency during the second compliance period, or if the Company is not eligible for listing on the Capital Market at the time of such review, Nasdaq will notify the Company of its determination to delist the Company’s common stock, which decision may be appealed to a

Nasdaq Listing Qualifications Panel.   Poniard expects to work closely with the Nasdaq staff in evaluating options for maintaining its ongoing listing eligibility.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products. For additional information please visit http://www.poniard.com.

Forward Looking Statements

This release contains forward-looking statements describing, among other things, the Company’s projected financial position and future operations, the adequacy of its cash resources, the Company’s ongoing evaluation of strategic alternatives, the potential results of such evaluation process, the Company’s goal of optimizing and realizing shareholder value from picoplatin, the anticipated benefits of transferring the Company’s common stock to The Nasdaq Capital Market, the Company’s ability to achieve and maintain compliance with applicable Nasdaq listing standards, and actions by Nasdaq. Actual results and events may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties inherent in the Company’s business, including the Company’s anticipated future operating losses, need for future capital and ability to obtain future funding on favorable terms or at all; the risk that strategic relationships may not be established on a timely basis, on terms that are ultimately favorable to the Company, or at all; the potential safety, efficacy and commercial viability of picoplatin; the risk that the Company’s additional analyses of data from clinical trials of picoplatin may produce negative or inconclusive results, or may be inconsistent with previously announced results or previously conducted trials; the Company’s ability to retain key personnel; competition from third parties; the Company’s ability to preserve and protect its intellectual property rights; the Company’s dependence on third-party manufacturers, suppliers and other contractors; changes in technology, government regulation and general market conditions; the receipt and timing of FDA and other required regulatory approvals, if at all; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

For Further Information:

Susan Neath (Investors & Media)

WCG

212-301-7182

sneath@wcgworld.com

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